Exhibit 23.1

Deloitte & Co. S.A.

Florida 234, Piso 5°

C1005AAF

Ciudad Autónoma

de Buenos Aires

Argentina

Tel: (54-11) 4320-2700

Fax: (54-11) 4325-8081/4326-7340

www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2016, relating to the consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 and the effectiveness of MercadoLibre, Inc.‘s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MercadoLibre, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Yours truly,

City of Buenos Aires, Argentina

October 12, 2016

Deloitte & Co. S.A.

/s/ Diego O. De Vivo

Diego O. De Vivo

Partner

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.